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                                                               Exhibit 12.01


         MARTIN MARIETTA MATERIALS, INC. AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                  For the Nine Months Ended September 30, 1996
                             (Dollars in Thousands)



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
EARNINGS:

Earnings before income taxes                                                          $88,705
(Earnings) losses of less than 50% owned associated companies, net                       (834)
Interest expense                                                                        7,964
Portions of rents representative of an interest factor                                    878
                                                                                      -------

         Adjusted Earnings and Fixed Charges                                          $96,713
                                                                                      =======

FIXED CHARGES:

Interest expense                                                                      $ 7,964
Capitalized Interest                                                                      196
Portion of rents representative of an interest factor                                     878
                                                                                      -------

         Total Fixed Charges                                                          $ 9,038
                                                                                      =======

Ratio of Earnings to Fixed Charges                                                      10.70
                                                                                        =====
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